    As filed with the Securities and Exchange Commission on December 23, 1997
                                                      Registration No. 333-36663
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                         POST-EFFECTIVE AMENDMENT NO. 1
                                   ON FORM S-8
                                       TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------


                              PILLOWTEX CORPORATION
             (Exact name of registrant as specified in its charter)


          TEXAS                                               75-2147728
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification
                                                                Number)

                                  4111 MINT WAY
                               DALLAS, TEXAS 75237
                    (Address of principal executive offices)

           1995 EMPLOYEE STOCK OPTION PLAN OF FIELDCREST CANNON, INC.
              DIRECTOR STOCK OPTION PLAN OF FIELDCREST CANNON, INC.
                             STOCK OPTION AGREEMENT,
                         DATED AS OF SEPTEMBER 11, 1991,
            BETWEEN FIELDCREST CANNON, INC. AND JAMES M. FITZGIBBONS
                           (Full title of the plans)

                             CHARLES M. HANSEN, JR.
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              PILLOWTEX CORPORATION
                                  4111 MINT WAY
                               DALLAS, TEXAS 75237
                                 (214) 333-3225
           (Name, address, and telephone number, of agent for service)


                             ----------------------


                                   Copies to:


                               TROY B. LEWIS, ESQ.
                           JONES, DAY, REAVIS & POGUE
                            2300 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                               DALLAS, TEXAS 75201
                                 (214) 220-3939


                             ----------------------


This Post-Effective Amendment No. 1 covers 164,154 shares of the Registrant's common stock, par value $0.01 per share, originally registered on a Registration Statement on Form S-4 to which this is an amendment. The registration fees in respect of such common stock were paid at the time of the original filing of the Registration Statement on Form S-4 relating to such common stock.

This Registration Statement also pertains to an indeterminate number of additional shares of common stock pursuant to anti-dilution and adjustment provisions of the above-referenced plans and agreement.

================================================================================

                             INTRODUCTORY STATEMENT

         Pillowtex Corporation ("Pillowtex") hereby amends its Registration Statement on Form S-4 (No. 333-36663) by filing this Post-Effective Amendment on Form S-8 relating to shares of its common stock, par value $0.01 per share (the "Pillowtex Common Stock"), issuable upon the exercise of options ("Options") granted under the 1995 Employee Stock Option Plan of Fieldcrest Cannon, Inc., the Director Stock Option Plan of Fieldcrest Cannon, Inc., and the Stock Option Agreement, dated as of September 11, 1991, between Fieldcrest Cannon, Inc. and James M. Fitzgibbons (collectively, the "Stock Option Plans").

         On December 19, 1997, pursuant to the Agreement and Plan of Merger, dated as of September 10, 1997, among Pillowtex, Pegasus Merger Sub, Inc. ("Merger Sub") and Fieldcrest Cannon, Inc. ("Fieldcrest"), among other things,
(i) Merger Sub was merged with and into Fieldcrest, (ii) each outstanding share of common stock, par value $1.00 per share, of Fieldcrest ("Fieldcrest Common Stock") (other than any shares held in the treasury of Fieldcrest, by any of its subsidiaries, directly or indirectly by Pillowtex, or by stockholders, if any, who properly exercised their appraisal rights) was converted into the right to receive (a) a cash payment in an amount equal to $27.00 and (b) 0.269 shares of Pillowtex Common Stock, and (iii) Fieldcrest became a wholly owned subsidiary of Pillowtex.

         Prior to the effective time (the "Effective Time") of the merger of Merger Sub with and into Fieldcrest (the "Merger"), the Options were exercisable to purchase shares of Fieldcrest Common Stock. As a result of the Merger, each Option to purchase Fieldcrest Common Stock outstanding at the Effective Time (other than those in respect of which the election to receive cash in settlement thereof was made in accordance with the Merger Agreement) was assumed by Pillowtex and became an Option to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Option, a number of shares of Pillowtex Common Stock (increased to the nearest whole share) equal to the product of (i) the number of shares of Fieldcrest Common Stock for which such Option was exercisable immediately prior to the Effective Time and (ii) 1.308, at an exercise price per share of Pillowtex Common Stock (increased to the nearest whole cent) equal to the quotient obtained by dividing (a) the exercise price per share of Fieldcrest Common Stock subject to such Option immediately prior to the Effective Time by (b) 1.308.

         This Post-Effective Amendment relates only to the shares of Pillowtex Common Stock issuable upon exercise of Options granted under the Stock Option Plans.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents which have been filed by Pillowtex with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement: (i) Annual Report on Form 10-K for the year ended December 28, 1996; (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 1997, June 28, 1997, and September 27, 1997; (iii) Current Reports on Form 8-K, dated September 10, 1997 (as amended by an amendment on Form 8-K/A) and November 21, 1997; (iv) Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held May 8, 1997; and (v) Registration Statement on Form 8-A, effective March 17, 1993 (Commission File No. 1-11756).

     All documents and reports subsequently filed by Pillowtex pursuant to
Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Post-Effective Amendment on Form S-8 to Registration Statement on Form S-4 and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities remaining unsold are deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Texas Business Corporation Act ("TBCA"), a corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation that could lead to such an action, suit, or proceeding (a "proceeding"), because the person is or was a director of the corporation or, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, but only if it is determined in the manner described below that the person: (i) conducted himself in good faith; (ii) reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Except to the extent described in the next following sentence, a director may not be indemnified under the TBCA in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity, or in which the person is found liable to the corporation. A person may be indemnified as described in the second preceding sentence against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with a proceeding, except that if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the proceeding and (ii) will not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

     Under the TBCA, a corporation must indemnify a director against reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director of the corporation or, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

Under the TBCA, if, in a suit for the indemnification required as described in the immediately preceding sentence, a court of competent jurisdiction determines that the director is entitled to such indemnification, the court will order indemnification and will award to the director the expenses (including court costs and attorneys' fees) incurred in securing the indemnification. Under the TBCA, if, upon application of a director, a court of competent jurisdiction determines, after giving any notice the court considers necessary, that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he has met the requirements for indemnification described in the first sentence of the immediately preceding paragraph or has been found liable in the circumstances described in the second sentence of such paragraph, the court may order the indemnification that the court determines is proper and equitable, except that if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification will be limited to reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the proceeding.

     A determination that indemnification as described in the first sentence of the second preceding paragraph is permissible must be made: (i) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding; (ii) if such a quorum cannot be obtained, by a majority vote of a committee of the board of directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the proceeding; (iii) by special legal counsel selected by the board of directors or a committee of the board by vote as described in clauses (i) and (ii) above, or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors; or (iv) by the shareholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding. Under the TBCA, authorization of indemnification and determination as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses must be made in the manner described in clause (iii) of the immediately preceding sentence for the selection of special legal counsel; a provision contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, or an agreement that makes mandatory the indemnification permitted under the TBCA will be deemed to constitute authorization of indemnification in the manner required by the TBCA even though such provision may not have been adopted or authorized in the same manner as the determination that indemnification is permissible. The TBCA provides that reasonable expenses (including court costs and attorneys' fees) incurred by a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the proceeding and without the determination, authorization, or determination described above, after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met the standard or if it is ultimately determined that indemnification of the director against expenses incurred by him in connection with that proceeding is prohibited by the TBCA; a provision contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, or an agreement that makes mandatory the payment or reimbursement of expenses permitted under the TBCA will be deemed to constitute authorization of that payment or reimbursement.

     Under the TBCA, an officer of the corporation must be indemnified as, and to the same extent described in the second preceding paragraph, for a director. A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify and advance expenses to directors as described above. In addition, under the TBCA, a corporation may indemnify and advance expenses to persons who are not or were not officers, employees, or agents of the corporation but who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, to the same extent that it may indemnify and advance expenses to directors.

     Under the TBCA, a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under the TBCA.

     The Pillowtex Articles do not address indemnification of directors, officers, or other persons. However, the Pillowtex Bylaws provide that: (i) Pillowtex will indemnify persons who are or were directors or officers (both in their capacities as directors and officers and, if serving at the request of Pillowtex as a director, officer, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, trust, partnership, joint venture, sole proprietorship, employee benefit plan, or other enterprise, in each of those capacities) to the full extent permitted by the TBCA; (ii) Pillowtex will pay or reimburse, in advance of the final disposition of any proceeding, to all persons who are or were directors or officers of Pillowtex all reasonable expenses incurred by such persons to the full extent permitted by the TBCA; and (iii) Pillowtex will indemnify persons who are or were employees or agents (other than directors or officers), or persons who are not or were not employees or agents but who are or were serving at the request of Pillowtex as directors, officers, trustees, employees, agents, or similar functionaries of another foreign or domestic corporation, trust, partnership, joint venture, sole proprietorship, employee benefit plan or other enterprise (collectively, together with the directors and officers, "Corporate Functionaries"), to the full extent permitted by the TBCA. The Pillowtex Bylaws also provide that Pillowtex may purchase or maintain insurance on behalf of any Corporate Functionary against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a Corporate Functionary, whether or not Pillowtex would have the power to indemnify him against the liability under the TBCA or the Pillowtex Bylaws.

     Pillowtex has entered into Indemnification Agreements with each of its directors pursuant to which Pillowtex has agreed to indemnify the directors to the full extent authorized or permitted by the TBCA.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS

      4.1     -- Agreement and Plan of Merger, dated as of September 10, 1997, by and among Pillowtex Corporation, Pegasus Merger Sub, Inc., and Fieldcrest Cannon, Inc. (incorporated by reference to Appendix A to the Joint Proxy Statement/Prospectus forming a part of Pillowtex Corporation's Registration Statement on Form S-4 (No. 333-36663) (the "S-4 Registration Statement"))

      4.2     -- Amendment to Agreement and Plan of Merger, dated as of
                 September 23, 1997, by and among Pillowtex Corporation, Pegasus Merger Sub, Inc., and Fieldcrest Cannon, Inc. (incorporated by reference to Appendix A to the Joint Proxy Statement/Prospectus forming a part of the S-4 Registration Statement)

      4.3     -- Specimen of Certificate evidencing Common Stock (incorporated by reference to Exhibit 4.2 to Pillowtex Corporation's Annual Report on Form 10-K for the fiscal year ended December 31,
                 1993)

      4.4     -- Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to Pillowtex Corporation's Registration Statement on Form S-1 (No. 33-57314) filed on January 22, 1993)

      4.5     -- Statement of Resolution for Series A Redeemable Convertible
                 Preferred Stock of Pillowtex Corporation

      4.6     -- Amended and Restated Bylaws, as amended (incorporated by reference to Exhibit 3.2 to Pillowtex Corporation's Annual Report on Form 10-K for the fiscal year ended December 30,
                 1994)

      5.1     -- Opinion of Jones, Day, Reavis & Pogue (incorporated by
                 reference to Exhibit 5.1 to the S-4 Registration Statement)

      23.1    -- Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

      23.2    -- Consent of KPMG Peat Marwick LLP

      24.1    -- Powers of Attorney (incorporated by reference to Exhibit 5.1 to the S-4 Registration Statement)

ITEM 9.  UNDERTAKINGS

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement will be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on December 23, 1997.

                                        PILLOWTEX CORPORATION


                                        By /s/ CHARLES M. HANSEN, JR.
                                          ---------------------------------
                                          Charles M. Hansen, Jr.
                                          Chairman of the Board and
                                          Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 23, 1997.

             Signatures                                                      Title
             ----------                                                      -----

/s/ CHARLES M. HANSEN, JR.                        Chairman of the Board and Chief Executive Officer; Director
-----------------------------------                           (Principal Executive Officer)
       Charles M. Hansen, Jr.

         JEFFREY D. CORDES*                             President and Chief Operating Officer; Director
-----------------------------------                      (Principal Financial and Accounting Officer)
          Jeffrey D. Cordes

        CHRISTOPHER N. BAKER*                                               Director
-----------------------------------
        Christopher N. Baker

          KEVIN M. FINLAY*                                                  Director
-----------------------------------
           Kevin M. Finlay

          SCOTT E. SHIMIZU*                                                 Director
-----------------------------------
          Scott E. Shimizu

        MARY R. SILVERTHORNE*                                               Director
-----------------------------------
        Mary R. Silverthorne

         WILLIAM B. MADDEN*                                                 Director
-----------------------------------
          William B. Madden

          M. JOSEPH MCHUGH*                                                 Director
-----------------------------------
          M. Joseph McHugh

          PAUL G. GILLEASE*                                                 Director
-----------------------------------
          Paul G. Gillease

          RALPH LA ROVERE*                                                  Director
-----------------------------------
           Ralph La Rovere

*The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed on behalf of the above-named officers and directors and filed herewith.

                                                    /s/ CHARLES M. HANSEN, JR.
                                                    ---------------------------
                                                    Charles M. Hansen, Jr.
                                                    Attorney-in-Fact

                                INDEX TO EXHIBITS


Exhibit No.                                     Description
-----------                                     -----------

    4.1 Agreement and Plan of Merger, dated as of September 10, 1997, by and among Pillowtex Corporation, Pegasus Merger Sub, Inc., and Fieldcrest Cannon, Inc. (incorporated by reference to Appendix A to the Joint Proxy Statement/Prospectus forming a part of Pillowtex Corporation's Registration Statement on Form S-4 (No. 333-36663) (the "S-4 Registration Statement"))

    4.2 Amendment to Agreement and Plan of Merger, dated as of September 23, 1997, by and among Pillowtex Corporation, Pegasus Merger Sub, Inc., and Fieldcrest Cannon, Inc. (incorporated by reference to Appendix A to the Joint Proxy Statement/Prospectus forming a part of the S-4 Registration Statement)

    4.3 Specimen of Certificate evidencing Common Stock (incorporated by reference to Exhibit 4.2 to Pillowtex Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

    4.4 Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to Pillowtex Corporation's Registration Statement on Form S-1 (No. 33-57314) filed on January 22, 1993)

    4.5 Statement of Resolution for Series A Redeemable Convertible Preferred Stock of Pillowtex Corporation

    4.6 Amended and Restated Bylaws, as amended (incorporated by reference to Exhibit 3.2 to Pillowtex Corporation's Annual Report on Form 10-K for the fiscal year ended December 30, 1994)

    5.1 Opinion of Jones, Day, Reavis & Pogue (incorporated by reference to Exhibit 5.1 to the S-4 Registration Statement)

   23.1                    Consent of Jones, Day, Reavis & Pogue (included in
                           Exhibit 5.1)

   23.2                    Consent of KPMG Peat Marwick LLP

   24.1 Powers of Attorney (incorporated by reference to Exhibit 5.1 to the S-4 Registration Statement)